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EXHIBIT 99.1(c)

Resolution of the Board of Directors of Pacific Life Insurance Company authorizing conformity to the terms of the current Bylaws
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PACIFIC LIFE INSURANCE COMPANY
CERTIFIED COPY OF RESOLUTION OF BOARD OF DIRECTORS

     I, AUDREY L. MILFS, do hereby certify that I am the duly elected, qualified and acting Secretary of Pacific Life Insurance Company (formerly Pacific Mutual Life Insurance Company), a California corporation, and as such I do hereby further certify that the following is a true and correct copy of a resolution adopted at a meeting of the Board of Directors of said corporation held on the 27/th/ day of August, 1997, at which a quorum was present and voted in favor thereof, and that said resolution has not been revoked or amended and is now in full force and effect.

     RESOLVED, that on and after September 1, 1997, any provision of any resolution of the Board of Directors or consent of the members of this Corporation adopted prior to the date hereof that conflicts or is inconsistent with the Bylaws of this Corporation, be, and they hereby are, without further action of the Board of Directors, amended to the extent necessary to conform such provision to the terms of the current Bylaws of this Corporation.

     IN WITNESS WHEREOF, I have executed this certificate as Secretary of said corporation on this 22/nd/ day of October, 1997.


                                             /s/ AUDREY L. MILFS
                                             Secretary